CONSENT OF INDEPENDENT Registered public ACCOUNTing firm

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 124 to the registration statement on Form N-1A (the “Registration Statement”) of our reports dated December 12, 2013, relating to the financial statements and financial highlights appearing in the October 31, 2013 Annual Reports to Shareholders of Vanguard Windsor Fund and Vanguard Windsor II Fund (comprising Vanguard Windsor Funds), which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in the Prospectuses and under the headings “Financial Statements” and “Service Providers—Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

Philadelphia, PA

February 25, 2014